                                                                   EXHIBIT 11.01

                      COMPUTATION OF NET INCOME PER SHARE

              IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (In thousands, except per-share amounts)

                                                                          Years Ended
                                                            -----------------------------------------
                                                              July 30,      July 31,      July 25,
                                                                1995          1994          1993
                                                            ------------  ------------  -------------
PRIMARY EARNINGS PER SHARE:
Actual weighted average common shares outstanding
  for the period                                               267,679       254,787       244,436

Weighted average shares assuming exercise of
  employees' stock options using average market price            9,619        10,264        13,697
                                                            ------------  ------------  -------------

Shares used in per-share calculations                          277,298       265,051       258,133
                                                            ============  ============  =============

Net income applicable to primary income per share            $ 421,008     $ 314,867     $ 171,955
                                                            ============  ============  =============

Net income per share based on SEC Interpretive
  Release No. 34-9083                                        $    1.52     $    1.19      $    .67
                                                            ============  ============  =============

-----------
   (A) These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 34-9083.

                                                                   EXHIBIT 11.01
                                                                     (CONTINUED)

                      COMPUTATION OF NET INCOME PER SHARE

              IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (In thousands, except per-share amounts)

                                                                          Years Ended
                                                            -----------------------------------------
                                                              July 30,      July 31,      July 25,
                                                                1995          1994          1993
                                                            ------------  ------------  -------------
FULLY DILUTED EARNINGS PER SHARE:
Actual weighted average common shares outstanding
  for the period                                               267,679       254,787       244,436

Weighted average shares assuming exercise of
  employees' stock options using ending market price            11,744        10,388        13,989
                                                            ------------  ------------  -------------

Shares used in per-share calculations                          279,423       265,175       258,425
                                                            ============  ============  =============

Net income applicable to fully diluted income per share      $ 421,008     $ 314,867     $ 171,955
                                                            ============  ============  =============

Net income per share based on SEC Interpretive
  Release No. 34-9083                                        $    1.51     $    1.19     $     .66
                                                            ============  ============  =============

-----------
   (A) These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 34-9083.



                                       47